TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT (this “Agreement”) dated as of May 14, 2007, among Linear LLC, a California limited liability company (“Purchaser”), and the parties listed on Annex I hereto (each, a “Securityholder”).

WHEREAS, as of the date hereof, each Securityholder is the holder of the number of Shares set forth opposite such Securityholder’s name (all such directly owned Shares that are outstanding as of the date hereof, together with any Shares that are hereafter issued to or otherwise acquired or owned by any Securityholder prior to the termination of this Agreement (including pursuant to any exercise of Company Options or exercise or conversion of other securities, or stock dividend, distribution, split-up, recapitalization, combination or similar transaction) being hereinafter referred to as the “Subject Shares”);

WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among Purchaser, Acquisition Sub 2007-2, Inc., a Massachusetts corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), and Nortek, Inc., a Delaware corporation, and Target, Inc., a Massachusetts corporation (the “Company”), Purchaser has required that each Securityholder, and in order to induce Purchaser to enter into the Merger Agreement each Securityholder (in such Securityholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1.

AGREEMENT TO TENDER

1.01  Agreement to Tender.

Each Securityholder shall validly tender or cause to be tendered in the Offer all of such Securityholder’s Subject Shares pursuant to and in accordance with the terms of the Offer. Prior to the expiration of the Offer, each Securityholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to his or her Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered by other stockholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct his or her broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Securityholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Each Securityholder agrees that once his or her Subject Shares are tendered into the Offer, he or she will not withdraw any of such Subject Shares from the Offer, unless and until (i) the Offer shall have been terminated in accordance with the terms of the Merger Agreement or (ii) this Agreement shall have been terminated in accordance with Section 5.03 hereof.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS

Each Securityholder represents and warrants to Purchaser as to himself or herself, severally and not jointly, that:

2.01.  Authorization; Binding Agreement.

The execution, delivery and performance by such Securityholder of this Agreement and the consummation of the transactions contemplated hereby are within his or her legal capacity and requisite powers. This Agreement constitutes a legal, valid and binding agreement of such Securityholder enforceable against such Securityholder in accordance with its terms, subject to the Enforceability Exceptions.

2.02.  Non-Contravention.

The execution, delivery and performance by such Securityholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any Law applicable to such Securityholder, (b) require any Consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Securityholder is entitled under any provision of any agreement or other instrument binding on such Securityholder or (c) result in the imposition of any Encumbrance on any asset of such Securityholder, in each case such as would impair or adversely affect such Securityholder’s ability to perform his or her obligations hereunder. No Consent from or with any Governmental Authority is required in connection with the execution and delivery of this Agreement by such Securityholder or the consummation by such Securityholder of the transactions contemplated hereby, except for applicable requirements, if any, under the Exchange Act and any other applicable state or federal securities laws and for such Consents the absence of which would not impair or adversely affect such Securityholder’s ability to perform his or her obligations hereunder.

2.03.  Ownership of Subject Shares; Total Shares.

Such Securityholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of his or her Subject Shares and, as of the date of Merger Sub’s acceptance of the Shares in the Offer, such Subject Shares will be free and clear of any Encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, such Securityholder does not own, beneficially or otherwise, any Shares, Company Options or other securities of the Company other than (x) as set forth opposite such Securityholder’s name in Annex I hereto and (y) the Company Options set forth opposite such Securityholder’s name on Section 2.2(f) of the Company Disclosure Schedule.

2.04.  Voting Power.

Such Securityholder has full voting power, with respect to his or her Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of his or her Subject Shares. None of such Securityholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.

2.05.  Reliance By Purchaser.

Such Securityholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon such Securityholder’s execution and delivery of this Agreement.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Securityholders that:

3.01.  Authorization; Binding Agreement.

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby are within its corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions on the part of Purchaser. This Agreement constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

3.02.  Non-Contravention.

The execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (a) violate any Law applicable to Purchaser, (b) require any Consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Purchaser is entitled under any provision of any agreement or other instrument binding on Purchaser or (c) result in the imposition of any Encumbrance on any asset of Purchaser, in each case such as would impair or adversely affect Purchaser’s ability to perform its obligations hereunder. No Consent from or with any Governmental Authority is required in connection with the execution and delivery of this Agreement by Purchaser or the consummation by it of the transactions contemplated hereby, except for applicable requirements, if any, under the Exchange Act and any other applicable state or federal securities laws and for such Consents the absence of which would not impair or adversely affect Purchaser’s ability to perform its obligations hereunder.

ARTICLE 4.

ADDITIONAL COVENANTS OF THE SECURITYHOLDERS

Subject to Section 5.15 hereof, each Securityholder hereby covenants and agrees as to himself or herself, severally and not jointly, that:

4.01.  Voting of Subject Shares.

At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, such Securityholder shall, or shall cause the holder of record on any applicable record date to, vote his or her Subject Shares (to the extent that any of such Securityholder’s Subject Shares are not purchased in the Offer) (a) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (b) against (i) any agreement or Company action regarding any Company Takeover Proposal, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its subsidiaries (iii) any agreement or Company action that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or (iv) any agreement or Company action that would reasonably be expected to prevent, impede, interfere with or delay the transactions contemplated by the Merger Agreement or that would reasonably be expected to dilute the benefits to Purchaser and its affiliates of the transactions contemplated by the Merger Agreement and (c) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of stockholders.

4.02.  Irrevocable Proxy.

In order to secure the performance of such Securityholder’s obligations under this Agreement, by entering into this Agreement, such Securityholder hereby irrevocably grants a proxy appointing such persons as Purchaser designates as such Securityholder’s attorney-in-fact and proxy, with full power of substitution, for and in his or her name, place and stead, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 4.01 as such attorney-in-fact and proxy, in his or her sole discretion, deems proper with respect to such Securityholder’s Subject Shares until the termination of this Agreement in accordance with Section 5.03 hereof. Such Securityholder hereby revokes any and all previous proxies granted with respect to his or her Subject Shares. Each Securityholder severally (and not jointly) hereby affirms that the irrevocable proxy set forth in this Section 4.02 is given in connection with the execution of the Merger Agreement and granted in consideration of Purchaser entering into this Agreement and Purchaser and Merger Sub entering into the Merger Agreement and affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except that this irrevocable proxy shall be revoked automatically, without any notice or other action by any person, upon the termination of this Agreement in accordance with Section 5.03 hereof. Each Securityholder severally (and not jointly) hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. This proxy and power of attorney is irrevocable and coupled with an interest and is executed and intended to be irrevocable. Each Securityholder shall execute and deliver to Purchaser any proxy cards that such Securityholder receives to vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby.

4.03.  No Transfers; No Inconsistent Arrangements.

(a)  Except as provided hereunder or under the Merger Agreement, such Securityholder shall not, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of his or her Subject Shares, or any interest therein, or create or permit to exist any Encumbrance on any such Subject Shares, (ii) enter into any contract, agreement, arrangement or understanding with respect to any transfer of such Subject Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (iv) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of his or her obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of each Securityholder herein untrue or incorrect.

(b)  Any attempted transfer of Subject Shares, or any interest therein, in violation of this Section 4.03 shall be null and void. In furtherance of this Agreement, such Securityholder shall and hereby does authorize the Company and Purchaser’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of his or her Subject Shares (and that this Agreement places limits on the voting and transfer of his or her Subject Shares); provided that any such stop transfer restriction shall terminate automatically, without any notice or other action by any Person, upon the termination of this Agreement in accordance with Section 5.03 hereof.

4.04.  [Intentionally omitted.]

4.05.  No Solicitation.

Subject to Section 5.14, such Securityholder hereby agrees to comply with the provisions of Section 4.8 of the Merger Agreement as if a party thereto. The Securityholder, in his capacity as an officer and director of the Company, hereby acknowledges and agrees to the provisions of Section 4.8 of the Merger Agreement that apply to him in such capacity.

4.06.  No Exercise of Appraisal Rights.

Such Securityholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of his or her Subject Shares which may arise with respect to the Merger.

4.07.  Legends.

If so requested by Purchaser, such Securityholder agrees that his or her Subject Shares shall bear a legend stating that they are subject to this Agreement; provided that the Company shall remove such legend upon the termination of this Agreement in accordance with Section 5.03 hereof.

4.08.  Documentation and Information.

Such Securityholder (i) consents to and authorizes the publication and disclosure by Purchaser and its affiliates of his or her identity and holding of Subject Shares, the nature of his or her commitments and obligations under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Purchaser reasonably determines is required to be disclosed by applicable Law in any press release, the Offer Documents, or any other disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement and (ii) agrees promptly to give to Purchaser any information it may reasonably require for the preparation of any such disclosure documents. Such Securityholder agrees to promptly notify Purchaser of any required corrections with respect to any written information supplied by him or her specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

ARTICLE 5.

MISCELLANEOUS

5.01.  Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Purchaser, to:

Acquisition Sub 2007-2, Inc.
c/o Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903
Attention: General Counsel
Facsimile: 401-751-9844

with a copy to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: John B. Ayer
Facsimile: (617) 951-7050

if to any Securityholder, to him or her at that address specified on Annex I, with a copy to:

Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Attention: James W. Hackett, Jr.
Facsimile: (617) 248-4000

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

5.02.  Further Assurances.

Each Securityholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements and other instruments as Purchaser may reasonably request to carry out the transactions contemplated by this Agreement.

5.03.  Termination.

This Agreement shall terminate automatically, without any notice or other action by any person, upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time; provided, however, that any such termination, under clause (a) herein, shall not effect the provisions of Section 4.04 and this Article 5, which shall continue in full force and effect thereafter.

5.04.  Survival of Representations And Warranties.

The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

5.05.  Amendments and Waivers.

(a)  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

5.06.  Expenses.

Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

5.07.  Binding Effect; Benefit; Assignment.

(a)  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, administrators, executors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their successors, heirs, personal representatives, administrators, executors and permitted assigns.

(b)  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Purchaser may assign any or all of its rights or delegate any or all of its obligations hereunder, and may transfer, sell or otherwise dispose of all or any part of its interest in Merger Sub, to any of its affiliates without such prior written consent.

5.08.  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to the conflicts of law rules thereof.

5.09.  Waiver of Jury Trial.

Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement or the transactions contemplated hereby.

5.10.  Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.11.  Entire Agreement.

This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to its subject matter.

5.12.  Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.13.  Specific Performance.

The parties hereto agree that Purchaser would be irreparably damaged if for any reason any Securityholder fails to perform any of his or her obligations under this Agreement, and that Purchaser would not have an adequate remedy at law for money damages in such event. Accordingly, Purchaser shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the need to post bond or other security, in addition to any other remedy to which they are entitled at law or in equity.

5.14.  Securityholder Capacity.

Notwithstanding anything herein to the contrary, nothing set forth herein shall in any way restrict any officer or director of the Company in the exercise of his or her fiduciary duties as an officer or director of the Company (it being understood that this Agreement shall apply to each Securityholder solely in each Securityholder’s capacity as a holder of the Subject Shares).

5.15.  Securityholder Obligations Several and Not Joint.

The obligations of each Securityholder hereunder shall be several and not joint and no Securityholder shall be liable for any breach of the terms of this Agreement by any other Securityholder. The failure of any Securityholder to execute and deliver this Agreement shall in no way affect the obligations of any other Securityholder hereunder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LINEAR LLC

By: /s/ Edward J. Cooney
Name: Edward J. Cooney
Title    Vice President and Treasurer

SECURITYHOLDERS:

/s/ Peter Demakis
Peter Demakis

/s/ Christopher Hentschel
Christopher Hentschel

/s/ Robert Stewart
Robert Stewart

ANNEX I

Name	Address	Shares Owed

Peter Demakis	243 Larchmont Lane Hanover, MA 02339	35,000
Christopher Hentschel	9 West Street Kingston, MA 02364	30,301
Robert Stewart	15 Acorn Path Groton, MA 01450	20,500